                                                       EXHIBIT NO. EX-99.H.3.XIV

                        DIMENSIONAL INVESTMENT GROUP INC.

                        FORM OF ADMINISTRATION AGREEMENT
                               ADDENDUM NUMBER ONE

         THIS ADDENDUM made this ___ day of ________, 2001, by and between DIMENSIONAL INVESTMENT GROUP INC., a Maryland corporation (the "Fund"), on behalf of certain separate series of the Fund (the "Portfolios"), and DIMENSIONAL FUND ADVISORS INC., a Delaware corporation (the "Administrator").

         WHEREAS, the Fund and the Administrator have previously entered into an Amended and Restated Administration Agreement, dated October 13, 2000 (the "Administration Agreement"), pursuant to which the Administrator has agreed to provide the services, assistance and facilities of an administrator, and to perform various administrative and other services for the Portfolios listed on Schedule A, attached hereto; and

         WHEREAS, the administrator has been informed by the Fund that "U.S. 6-10 Small Company Portfolio K" and "U.S. 4-10 Value Portfolio K" desire to change their names;

         NOW, THEREFORE, in consideration of the terms and conditions hereinafter set forth, it is hereby agreed as follows:

         1. The names of the "U.S. 6-10 Small Company Portfolio K" and "U.S. 4-10 Value Portfolio K" shall be changed to "U.S. Small Cap Portfolio K" and "U.S. Small XM Value Portfolio K, respectively, and such changes to the names shall be reflected on Schedule A, Amended and Restated April 1, 2001, which is attached hereto.

         2. The effective date of this Addendum shall be April 1, 2001.

         3. The parties hereby further agree that no other provisions of the Administration Agreement are in any way modified by this Addendum, and that all other provisions of the Administration Agreement remain in full force and effect.

         IN WITNESS WHEREOF, the parties hereby have caused this Addendum to be executed this ____ day of _______, 2001.

DIMENSIONAL INVESTMENT                          DIMENSIONAL FUND ADVISORS
GROUP INC.                                      INC.


By:                                             By:
    ----------------------------------------       ----------------------------
     Michael T. Scardina                            Catherine L. Newell
     Vice President, Chief Financial                Vice President and Secretary
     Officer and Treasurer



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


                                                            AMENDED AND RESTATED
                                                                   APRIL 1, 2001

                                   SCHEDULE A

                                                               Fee as a
                                                            Percentage of
                               Portfolio                 Average Net Assets*
                               ---------                 ------------------
U.S. Small Cap Portfolio K                                       0.32
U.S. Large Cap Value Portfolio K                                 0.15
U.S. Small XM Value Portfolio K                                  0.30
U.S. Large Company Portfolio K                                   0.125
DFA International Value Portfolio K                              0.20
Emerging Markets Portfolio K                                     0.40
DFA One-Year Fixed Income Portfolio K                            0.10
DFA Two-Year Global Fixed Income Portfolio K                     0.10


   * To be increased by 0.25 with respect to those assets for which Dimensional provides shareholder services as described in Section 5 of the Administration Agreement.




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